Exhibit 99.1

Ollie’s Bargain Outlet Announces the Appointment of
Eric van der Valk to President & Chief Executive Officer, Completing Leadership Succession Plan

HARRISBURG, PA – February 3, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced the appointment of Eric van der Valk to President & Chief Executive Officer, effective February 2, 2025. In connection with his appointment to CEO, Eric van der Valk has also been added to the Company’s Board of Directors, thereby increasing the total number of directors to ten from nine. In conjunction with this, John Swygert has been appointed to Executive Chairman of the Board. These transitions complete the Company’s Leadership Succession Plan, which was previously announced in June 2024.

Eric van der Valk commented, “I am honored to continue to serve our associates, customers, and business partners as the next CEO of Ollie’s.  I appreciate John’s mentorship and the trust he and the Board have placed in me to lead the continued growth of our company.  It’s truly a privilege to work with the most talented and committed team in this business.  I look forward to delivering the thrill of shopping for GOOD STUFF CHEAP to millions of customers in the years to come.”

John Swygert commented, “It’s been an amazing 20 plus years, and I would like to thank each and every team member that has been part of our family. Ollie’s is a truly special company that was founded by passionate individuals who kept things simple and stayed true to their business model of selling Real Brands! Real Bargains! While extremely proud of what we have accomplished so far, I am even more excited about Ollie’s growth potential and competitive positioning going forward. Eric’s unique background and experience makes him the perfect candidate to lead Ollie’s as we remain committed to continue to grow our business and deliver strong returns to our shareholders.”

On behalf of Ollie’s Board, Rich Zannino, its lead independent director, said, “Today’s appointments are the culmination of years of work on succession planning by the Board. During Eric’s time at Ollie’s, he has led foundational changes that have not only driven execution and results but also positioned Ollie’s for sustainable long-term growth. His closeout, deep discount, merchandising and operational experience make him the ideal candidate to succeed John as President & CEO.”

Mr. Zannino continued, “On behalf of the Board and all Ollie’s shareholders, I would like to thank John for his leadership over an incredible 20 plus year career where Ollie’s delivered nearly unparalleled profitable growth in the retail industry. The Board is excited to continue working closely with John and Eric as they assume their new roles.”

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About Ollie’s
We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 562 stores in 31 states and growing! For more information, visit www.ollies.com.

Investor Contact:
John Rouleau
JRouleau@ollies.us

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

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